          EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
                                                                                     Investor Relations: Joan Wolf
                                                                                                              631-650-6201
                                                                            BlissPR: John Bliss:  212-840-1661

VICON REPORTS SECOND QUARTER RESULTS AND
EXPANDS SHARE REPURCHASE PROGRAM

HAUPPAUGE, NY, May 9, 2008 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the second fiscal quarter ended March 31, 2008.   The announcement was made by Chairman and CEO Ken Darby, who said results were affected by a slowing U.S. economy.

Net sales for the second fiscal quarter were $15.3 million, a decrease of 9% compared with $16.9 million in the second quarter of the prior fiscal year.  Net income totaled $206,000 ($.04 per diluted share), compared with net income of $802,000 ($.16 per diluted share) in the prior year quarter.   For the prior year quarter, no income taxes were provided on U.S. income as the Company had previously unrecognized available net operating loss carryforwards.  If the loss carryforwards had not been available to offset U.S. income taxes, net income for the prior year quarter would have been $532,000 ($.11 per diluted share).

For the six months, net sales were $31.0 million, a decrease of 11% compared with $34.8 million in the first six months of the prior fiscal year.  Net income totaled $551,000 ($.11 per diluted share) compared with net income of $1,918,000 ($.40 per diluted share) in the prior year six-month period.  For the prior year six months, no income taxes were provided on U.S. income as the Company had previously unrecognized available net operating loss carryforwards.  If the loss carryforwards had not been available to offset U.S. income taxes, net income for the prior year six months would have been $1,254,000 ($.26 per diluted share).

Commenting on the second quarter results, Mr. Darby said U.S. sales dipped to $7.6 million, down 13% from $8.7 million, while foreign sales were $7.7 million, down 5% from $8.2 million in the year ago period.  “U.S. revenues were impacted by a slowing U.S. economy reflected by delays throughout the quarter in closing projects due to budget considerations by end use customers,” said Mr. Darby.  Orders for the March quarter were $15.9 million, a 4% increase compared with $15.3 million for the year ago period.  The backlog of unfilled orders at March 31, 2008 was $4.8 million, up $935,000 from the start of the fiscal year.

Gross margins in the second quarter improved to 44.3% compared with 42.3% in the prior year quarter, principally as a result of higher margins on foreign sales as a result of the weak U.S. dollar and lower product cost.  Operating costs in the second quarter increased $217,000 as a result of increased investment in engineering and product development which grew by $255,000.

In January 2008, the Company paid off the remaining balance of a mortgage leaving it with no interest bearing debt and $9 million in cash.  “Our financial position remains very strong evidenced by a current ratio of 4.2 to 1 and net tangible equity of $33.5 million or $7.00 per share.  Financially, Vicon is very well positioned to pursue its growth strategies”, said Mr. Darby.

The Company recently introduced in the U.S. and Europe the next generation (Version 5) of ViconNet®; a powerful software application that manages enterprise scale digital video systems.  Among other capabilities, Version 5 transforms ViconNet into an open source platform enabling the video management system to be more universally utilized.  “We believe Version 5 will provide us with more market opportunities to deploy a Vicon digital video solution”, noted Mr. Darby.

Mr. Darby also said there was no change in the status of the patent litigation from that reported in the first quarter.

At a recent meeting, the Board of Directors increased by $1 million the amount authorized to be expended in connection with an existing share repurchase program.  In 2001, the Board authorized the expenditure of up to $1 million to repurchase outstanding common stock of the Company.  Since the 2001 authorization, the Company has repurchased 206,550 shares at a total cost of $849,000.  With the $1 million increase, the amount available for repurchase is now $1,151,000.  Repurchases will be funded solely from available cash, and may be made from time to time in open market transactions or otherwise.  The Board established no time frame for the share repurchase program, which may be suspended for periods or discontinued at any time.

Vicon Industries, Inc. designs, engineers, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007

Net sales	$15,335,000	$16,892,000	$30,979,000	$34,775,000

Gross profit	6,796,000	7,148,000	13,724,000	14,350,000

Selling, general and
administrative expense	4,950,000	4,989,000	9,968,000	9,806,000

Engineering and development
expense	1,521,000	1,266,000	2,915,000	2,505,000

Operating income	325,000	893,000	841,000	2,039,000

Income before income taxes	375,000	899,000	948,000	2,118,000

Income tax expense	169,000	97,000	397,000	200,000

Net income	$206,000	$802,000	$551,000	$1,918,000

Earnings per share:

Basic	$.04	$.17	$.11	$.41

Diluted	$.04	$.16	$.11	$.40

Shares used in computing
earnings per share:

Basic	4,810,000	4,698,000	4,806,000	4,657,000

Diluted	4,998,000	4,945,000	5,032,000	4,828,000

Reconciliation of non-GAAP Proforma Results to GAAP:

	Three Months Ended March 31,		Six Months Ended March 31,

	2008	2007	2008	2007

Net income	$206,000	$802,000	$551,000	$1,918,000
Income tax expense adjustment	-	$270,000	-	$664,000
Proforma net income	$206,000	$532,000	$551,000	$1,254,000

Proforma basic and diluted
earnings per share:

Basic	$.04	$.11	$.11	$.27
Diluted	$.04	$.11	$.11	$.26

The Company believes that this non-GAAP proforma financial data supplements its GAAP financial statements by providing investors with additional information which allows them to have a clearer picture of the company's operations, financial performance and the comparability of the company's operating results from period to period as they include the effects of increased income tax expense for the three months and six months ended 3/31/07 based upon an assumed effective tax rate. The Company did not recognize income tax expense on its U.S. income for the three months and six months ended 3/31/07 as it utilized previously unrecognized available net operating loss carryforwards. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, the Company has provided a reconciliation of the non-GAAP proforma financial information with the comparable financial information reported in accordance with GAAP.